CENTREX, INC.
                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is entered into the 1st day of November, 1999 by and between James W. Puryear ("Puryear") and Centrex, Inc. ("Centrex").

     WHEREAS, Centex desires to hire Puryear and Puryear desire to enter into the employment of Centrex on and subject to the terms and conditions set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency are acknowledged, the parties agree as follows:

     1. Employment. Centrex employs Puryear and Puryear accepts employment from Centrex upon the terms and conditions of this Agreement.

     2. Scope of Employment. Puryear agrees to devote such business time and attention and Puryear's best good faith diligent efforts to the business of Centrex with primary duties as President and Chief Executive Officer of Centrex under the direct supervision of the Board of Directors. Puryear shall also be a member of the Board of Directors and be able to designate one additional member of the Board of Directors, each to serve until their successors are duly elected and qualified. Puryear agrees to render a status and activity report in writing to the Board of Directors at least one each month. Puryear also agrees to render other reports to the Board of Directors as and when the Board reasonably requests such reports. All such reports shall be in the form determined by the Board and contain the information requested by the Board. This Agreement is not exclusive, and the parties understand that Puryear may pursue other business activities, so long as those activities do not unreasonably interfere with his duties hereunder.

     3. Terms of Employment. The term of this Agreement shall commence upon the effective date hereof and shall terminate on December 31, 2002, unless the parties agree otherwise or this Agreement is terminated in accordance herewith.

     4. Compensation. Puryear shall be paid the following compensation:

     (a) Salary. An annual gross base salary of $150,000, or pro rata portion thereof, provided that payment of Puryear's salary is conditioned upon Puryear causing Centrex to receive annually at least (i) $500,000 in net proceeds from the sale of its stock, or (ii) net profits of at least $500,000 from the sale of its products, or (iii) the sale, merger, or business combination of Centrex by December 31, 2000. Payment of compensation to Puryear shall be made within 30 days after the occurrence of the triggering event set forth above; and

     (b) Bonus. An annual bonus of $50,000 payable in each year at the discretion of the Board and subject to meeting the conditions set forth in (a) above; and

                                                  Sequentially numbered page 133

     (c) Benefits. Participation in all employee benefit programs in effect upon the same terms and conditions other employees so participate; and

     (d) Expense Reimbursement. Reimbursement of all reasonable business and travel expenses incurred in the performance of duties for Centrex, subject ot prior approval by Centrex and subject to receipt by Centrex of receipts supporting the expenditure; and

     (e) Stock Options. Receipt of Incentive stock Options to purchase up to 1,000,000 shares of common stock of Centrex upon the terms and conditions set forth in the Incentive Stock Option Agreement which is Exhibit A hereto.

     (f) Deduction for Taxes. Centrex shall be entitled to deduct from the payment of compensation to Puryear hereunder all required federal, state and local withholding taxes.

     5. Termination of Employment. This Agreement and the employment by Centrex of Puryear hereunder shall terminate upon the occurrence of any of the following events: (a) automatically upon the death of Puryear; (b) upon notice given by Centrex or Puryear at any time after Puryear shall become physically or mentally incapable of performing Puryear's duties hereunder at a level of performance required by Centrex and such physical and mental capacity continues for four consecutive weeks; (c) by mutual agreement; (d) upon notice given by Centrex for cause. "Cause" shall mean (i) theft or wrongful appropriation; (ii) falsification of employment or client records; (iii) dishonest acts; (iv) gross negligence; (v) failure to perform at a level consistent with generally accepted standards in the industry; (vi) insubordination of a material nature; (vii) a determination by the Board of Directors of Centrex, in its sole good faith reasonable discretion, that Puryear's performance of Puryear's duties on behalf of Centrex are below generally accepted industry Centrex standards; (viii) breach of Puryear's duty of care or duty of loyalty to Centrex; (ix) Puryear's breach of Puryear's duties under this Agreement; (x) Puryear's violation of the Confidentiality Agreement which is attach hereto as Exhibit B; or (xi) Puryear's material violation of any law, rule or regulation that interferes with the performance of his duties hereunder. It shall also be a default if Puryear fails to cause Centrex to receive annually (i) $500,000 in net proceeds form the sale of Centrex securities, or (ii) $500,000 in net profits from the sale of Centrex products, or (iii) a sale, merger, or business combination of Centrex has not occurred by December 31, 2000. In the event of a proposed termination for cause, Centrex will give Puryear notice of the facts and circumstances surrounding the alleged cause and provide Puryear with an opportunity to present, within 10 days, a response to the alleged reason for cause. Notwithstanding to notice provision, the Agreement and Puryear's employment by Centrex shall terminate upon notice by Centrex of termination for cause. Upon termination, Puryear shall be entitled to no further benefits under this Agreement, except for accrued by unpaid compensation and other employee benefits earned prior to termination; and Puryear shall immediately return all property, equipment and papers relating to or owned by Centrex. In addition, Puryear shall return all other Confidential information (as described in Exhibit B) in Puryear's possession or under Puryear's control. Puryear agrees that all such papers and


                                        2
                                                  Sequentially numbered page 134
property belong to Centrex and not Puryear, and any withholding thereof shall constitute a wrongful act entitling Centrex to the receipt of all such papers immediately.


     6. Compensation to Centrex for Certain Activities.

     (a) Centrex Rights. Puryear agrees that Puryear has received and will receive special training in the business of Centrex and special knowledge in the Confidential Information of Centrex and clients of Centrex by reason of Puryear's employment by Centrex. Puryear also agrees that the relationships of Centrex with its clients, employees, suppliers and vendors were developed as a result of significant effort and at great cost to Centrex and that they are valued assets of Centrex.

     (b)  Non-Competition. Puryear agrees not to compete with Centrex.

     (c) Limitations and Restrictions Competitive Acts. The parties hereto agree that Centrex is entitled to be compensated by Puryear for the use, in violation of this Agreement, of such information, knowledge and relationships which belong to Centrex. As liquidated damages and not as punishment, the parties agree that the amount of annual compensation paid by Centrex.

     (d) Centrex Employees. During employment hereunder and for 1 year thereafter, Puryear agrees not to, directly or indirectly, induce, solicit or influence any employee of Centrex to terminate that employment or to become employed by any other entity.

     (e) Purpose of Covenants. Puryear understands and agrees that the purpose of the covenants contained in this Paragraph 6 is to protect the legitimate business interests of Centrex without which Centrex would not have agreed to this Agreement.

     (f) Scope of Restrictions. The restrictions contained herein shall apply to all existing and future employees, clients identified prospective clients (wherever located), and business of Centrex during the term of this agreement and for one year after termination of this Agreement; provided, however, the provisions contained in Paragraph 6(b) above shall expire one year after the Effective Date of this Agreement.

     (g) Permitted Investments. Notwithstanding any of the foregoing, the parties agree that Puryear may invest personal private assets as a passive investor in any company whose securities are publicly traded which engages in business similar to the Covered Businesses; provided, that Puryear does not participate either directly or indirectly in the management or operation of such business.


                                        3
                                                  Sequentially numbered page 135

     7. Right to set-Off. Centrex shall have a right to reduce amounts payable to Puryear hereunder for any liability of Puryear to Centrex for whatever reason.

     8. Non-Disclosure of Confidential Information. Puryear acknowledges to execute and deliver the confidentiality Agreement with Centrex in accordance with Exhibit B hereto. That agreement shall be incorporated herein and become a part of this Agreement for all purposes.

     9.   Reasonableness  of  Restrictions.   Puryear  has  carefully  read  and
understands the provisions of this agreement and received the advice of competent counsel in connection therewith. Puryear agrees that the restrictions set forth in this Agreement are fair and reasonable restrictions required for the protection of the interest of Centrex and its business and financial condition. If for any reason this Agreement shall be held to be invalid or unenforceable, the remaining provisions of the Agreement, shall remain valid and enforceable and in full force and effect. If the scope, period of time or geographical limits set forth herein exceed the maximum scope, time or geographical limits enforceable under applicable law, then automatically the scope shall be narrowed, the period of time shall be shortened and the geographical area shall be reduced to an extent which is reasonable, valid and legally enforceable.

     10. Miscellaneous.

     (a) Notices. Any notice hereunder shall be delivered by certified U.S. mail, postage prepaid, to that party's attention at the address set forth below or at such other address as shall be changed from time to time by giving notice hereunder.

     (b) Entire Agreement. This document with exhibits constitutes the entire employment agreement between the parties hereto with reference to the subject matters hereof. No statement or agreement, oral or written, made prior to or at the singing hereof, and no prior course of dealing or practice by either party shall vary or modify the written terms hereof.

     (c) Headings. The headings are for ease of reference only and shall not be deemed for any purpose to affect the substantive meaning of the rights and duties of the parties.

     (d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     (e) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute one single agreement.

     (f) Amendments. This Agreement may be amended only by a written document signed by the parties and stating that the document is intended to amend this Agreement.


                                        4
                                                  Sequentially numbered page 136

     (g) Applicable Law. This Agreement shall be governed by and construed in accordance with Oklahoma law.

     (h) Disputes. In any dispute or proceeding to construe this Agreement, the parties expressly consent to the exclusive jurisdiction of state and federal courts in Tulsa County, Oklahoma, the principal place of business of Centrex. The prevailing party in any suit brought to interpret this Agreement shall be entitled to recover reasonable attorney's fees and expenses in addition to any other relief which it is entitled.

     (i) Additional Documents. The parties hereto shall enter into and execute such additional agreements, understandings, documents or instruments as may be necessary to implement the intent of this Agreement.

     (j) Cumulative Remedies. The remedies of the parties as set forth herein are cumulative and may be exercised individually or together with one or all other remedies, and are not exclusive, but instead are in addition to all other rights and remedies available to the parties at law or in equity.

     (k) Severability. If any provision of the Agreement or the application thereof to any person or circumstances shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     (l) Waiver. The failure of a party to enforce any provision of this agreement shall not constitute a waiver of such party's right to thereafter enforce such provision or to enforce any other provision at any time.

     IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed effective this 1st day of November, 1999.

                                                     CENTREX, INC.


______________________________                       By: _______________________
JAMES W. PURYEAR                                     GIFFORD MABIE, CHAIRMAN
2403 Franklin Lane                                   8908 South Yale, Suite 409
Murfreesboro, Tennessee 37130                        Tulsa, Oklahoma 74137-3545
Phone: (615) 848-1768                                Phone: (918) 492-0167
                                                     Fax: (918) 492-2560



                                        5
                                                  Sequentially numbered page 137

                                    EXHIBIT A
                             TO EMPLOYMENT AGREEMENT

                                  CENTREX, INC.
                        INCENTIVE STOCK OPTION AGREEMENT

     This agreement, made as of the 1st day of November, 1999, by and between CENTREX, INC. ("Centrex") and JAMES W. PURYEAR ("Puryear").

     1. The Option. In consideration of the Employment Agreement between the parties and $10 and other valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Centrex hereby grants to Puryear an option to purchase up to 1,000,000 shares of common stock of Centrex in accordance with the Agreement.

     2. Option Exercise Price. The exercise price is $0.50 per share, subject to adjustment as provided in this agreement. The parties acknowledge that the fair market value of Centrex Common Stock on the date hereof is $0.50 per share.

     3. Exercise of the Option. The Option may be exercised at any time, and from time to time, in whole or in part, on or before September 30, 2009, subject to the following conditions, as follows:

     (a) Vesting. The Options granted hereunder shall become vested and exercisable as follows:

          (i)  250,000  shares from and after the  execution of this  Agreement;
               and

          (ii) 250,000 additional shares from and after the approval by the Board of Directors of Centrex of a definitive business plan which Centrex delivers to a prospective investor in Centrex; and

          (iii)250,000 additional shares from and after receipt by Centrex of at least $1,500,000 from the sale of securities of Centrex or $1,500,000 funding that is acceptable to Centrex; and

          (iv) 250,000 additional shares upon the first commercial sale of product of Centrex to a bona fide third party purchased for value.

     (b) Contingent on Employment. It is a condition of the exercise of the Options that Puryear's Employment Agreement remains in full force and effect and that he be employed thereunder.

     (c) Written Notice of Exercise. The Options shall be exercised by Puryear giving Centrex written notice of exercise ("Notice") stating the number of shares to be

                                                  Sequentially numbered page 138

          Purchased and accompanied by payment of the full exercise price for the number of shares of common stock purchased.

     (d) Adjustments. In the event that any business combination or other acquisitive transaction involving Centrex occurs while this Agreement remains in full force and effect and while any of the Option hereby granted remain unexercised and outstanding, or if Centrex shall see shares of its Common Stock for less that the exercise price, or there shall be a stock dividend, recapitalization, or reorganization of the Common Stock, then the occurrence of such a transaction shall automatically result in an equitable adjustment in the exercise price and the number of Option shares issuable hereunder.

     4. No Rights in Option Stock. Puryear shall have no rights as a shareholder in respect of shares as to which the Opt8ions shall not have been exercised and payment shall not have been received by Centrex as herein provided.

     5. Share Reserved. Centrex shall reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement.

     6. Non-Assignability. This Option shall not be encumbered, assigned, transferred or disposed of in whole or in part.

     7. Term. The Options, to the extent not previously exercised, shall expire at 5:00PM Tulsa Time on October 30, 2009.

     8. Miscellaneous.

     8.1 Entire Agreement. The Options are granted pursuant to the Centrex, Inc. 1998 Incentive Stock Option Plan ("Plan"). All the terms and conditions under the Plan are incorporated herein by reference. This Agreement, the Employment Agreement, and the Plan constitute the entire agreement between the parties hereto with respect to the matters provided for herein and supersedes all prior written agreements between the parties with respect thereto. This Agreement may not be altered, amended, canceled to terminated except by a written agreement signed by Puryear and Centrex and except as set forth herein. The Plan may be altered in accordance with its terms, and every alteration in the Plan no involving the exercise price or the number of Option shares hereunder shall be incorporated herein by reference, but the number of shares and the exercise price hereof shall not be altered without the consent of Puryear, except as provided by and in effect under the Plan on the date of grant of this Option.

     8.2 Notices. All notices under or in conjunction with this Agreement shall be in writing, delivered in person, or by mail postage prepaid to the address set forth under the signatures below or to such other address as a party may designate. All notices shall be deemed given when received in any written form 5 days after the notice is mailed.

                                        2
                                                  Sequentially numbered page 139

     8.3 Construction. All conflicts between this Option agreement and the Plan shall be resolved in accordance with the Plan. This Agreement was negotiated, executed and delivered in the State of Oklahoma and shall be governed by and construed in accordance with the internal laws of the State of Oklahoma.

     9. Registration with the SEC. Centrex agrees to use its good faith diligent efforts to file and keep effective a Form S-8 Registration Statement covering the Option shares issuable upon the exercise fo the Options hereby granted in accordance with applicable laws, rules and regulations if and when Form S-8 becomes available to Centrex. Centrex is not currently eligible to use Form S-8 and will not be eligible to sue such form until the SEC declares effect Centrex's Form 10-SB which has not been filed. Centrex gives no assurance that Form S-8 will ever be available to Centrex or that is Form 10-SB will be declared effective by the SEC. The Option shares issuable hereunder shall be restricted in accordance with applicable law.

CENTREX, INC.



By: _________________________________         ________________________________
Gifford Mabie, Chairman                       James W. Puryear
8908 S. Yale, Suite 409                       2430 Franklin Lane
Tulsa, Oklahoma 74137-3545                    Murfreesboro, Tennessee
Phone: (918)492-0167                          Phone: (615) 848-1768
Fax:  (18)492-2560


                                        3
                                                  Sequentially numbered page 140

                                    EXHIBIT B

                             TO EMPLOYMENT AGREEMENT

                                  CENTREX, INC.
                       EMPLOYEE CONFIDENTIALITY AGREEMENT

     This confidentiality Agreement ("Agreement") is entered into and effective this 1st day of November, 1999 by and between Centrex, Inc. )"Centrex") and James W. Puryear ("Puryear").

     WHEREAS, Centrex contemplates employing Puryear and providing Puryear other certain Confidential Information as defined below concerning the continuous E.coli detection, measurement and sampling system that produces test results in minutes and a proprietary software crytosporidium detection system discovered and developed by Dr. Alonso Castro and Dr. Juis Garcia Rubio respectively certain business, financial and other infromation of Centrex defined as Confidential Information.

     NOW, THEREFORE, in consideration of the Employment Agreement between the parties and for other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. For purposes of this Agreement, there term "Confidential Information" shall mean all Technical Information, all Business and Commercial Information, and All Miscellaneous Information concerning Centrex or concerning the system and process for the continuous detection and measurement of E.coli discovered by Dr. Alonso Casto and the on-line spectro-scopic and turbidimetric technique for detecting, classifying and counting micro organisms such as cryposporidium and giardia, in water solutions discovered by Dr. Juis Garcia Rubio, which are confidential or proprietory or competitively sensitive and which is disclosed before or after the date hereof, including without limitation the following:

     (i) Technical Information. All trade secrets, inventions, discoveries, know-how, formulas, formulations, compositions, specifications, patents, patent applications, copyrights, software and applications, drawings, schematics, processes, process technologies, manufacturing techniques, tests, test results, research and development and similar technical information of Centrex, together with all actual and proposed modifications and alterations made, created, developed, invented or discovered by or for and on behalf of Centrex; and

     (ii) Business and Commercial Information. All information concerning the financial condition, business and financial results of operation, marketing strategies, financial projections, contacts with customers and prospective customers, prospective business acquisitions, lists of customers and their expected requirements, customer representatives, lists of prospective customers and their expected requirements, costs, pricing, margins, sales, quantities, product plans, market information, purchase orders, sources of supply, projections, confidential personnel information of Centrex,

                                                  Sequentially numbered page 141
          and all contracts or agreements containing confidentiality provisions, the contents of all agreements relating to any of the foregoing and all other information relating to Centrex or its customers or prospective customers; and

     (iii)Miscellaneous Information and Documentation. All records, reports, analyses, memoranda, notes, analysis, compilations, studies, reports, and copies and extracts thereof, however and whenever arising, containing any Confidential Information in every recordable form.

     2. "Confidential Information" does not include (a) information which is or becomes known to the general public through no fault of Puryear, (b) information which was rightfully in the possession of Puryear prior to is disclosure by Centrex, and (c) information which comes into the possession of Puryear without violation of any contractual or legal obligation. Even if these exceptions to the confidential nature of information provided do apply to a specific item, that does not relieve Puryear of his obligations hereunder with respect to all other item. Puryear shall have the burden of proof relating to all exceptions to the confidential treatment of Confidential Information hereunder.

     3. Puryear agrees to hold the Confidential Information in strict confidence and not to communicate, disclose, divulge, disseminate, publish or transfer the Confidential Information to any person without the prior written consent of Centrex.

     4. Puryear agrees to use the Confidential Information solely in connection with proposed business relationship with Centrex and for no other purpose whatsoever.

     5. Puryear agrees that the Confidential Information constitutes proprietary information owned exclusively by Centrex.

     6. Puryear may disclose the Confidential Information to employees, agents, attorneys, accountants, and other representatives and advisors of Centrex strictly on a need-to-know basis.

     7. To the extent practical, Centrex shall furnish Confidential Information in documentary or tangible form market as "Confidential". However, if disclosure of Confidential Information is not in documentary form or if the disclosure is first made orally or by visual inspection, Centrex shall have the right to confirm in writing the fact and the general nature of such disclosure within a reasonable time after such disclosure or request is made. The failure to mark as "Confidential" information which is in fact Confidential Information hereunder shall not reduce or otherwise alter the obligations of confidentiality of that information hereunder.

     8. Nothing contained herein shall be construed as granting or implying any right or license to use the Confidential Information disclosed hereunder, except solely for the permitted purposes set forth herein.


                                        2
                                                  Sequentially numbered page 142

     9. Centrex makes no representation or warranty as to the accuracy or completeness of the Confidential Information. Puryear expressly agrees that Centrex shall have no liability to Puryear or to anyone else for any unauthorized use of Confidential Information.

     10. Puryear agrees to return to the disclosing party all Confidential Information not later than the earlier of (1) 15 days after the termination of this Agreement and (2) immediately after receipt of a written request from the other, whichever is sooner.

     11. No failure or delay by Centrex in exercising any right, remedy, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude the exercise of any other right, remedy, power or privilege hereunder or as permitted by law or in equity.

     12. Puryear agrees that Centrex would not have an adequate remedy at law and that it would be irreparably injured in a manner for which money damages would not be adequate and would be extremely difficult to quantify if Puryear or any person acting by, through, or under authority of Puryear does not strictly perform its obligations in accordance with the provisions of this Agreement. Accordingly, Puryear agrees that the disclosing party shall be entitled to injunctive and other relief to prevent the unauthorized disclosure, dissemination, publication, transfer or use of any of the Confidential Information. This remedy is in addition to any other right or remedy to which Centrex may be entitled at law or in equity. The existence of this Agreement does not replace or diminish the full force and effect of any other rights or remedies available to Centrex, at law or in equity, including actual, special, punitive, or consequential damages arising from a breach of this Agreement.

     13. The term of this Agreement is 1 year from and after the date the Employment Agreement terminates or 1 year after the Confidential Information is disclosed to Puryear by Centrex, whichever is later.

     14. The rights, duties and obligations of the parties cannot be assigned without the written consent of all interested parties.

     15. This Agreement shall be governed by and construed in accordance with the alws of the State of Oklahoma.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the date first written above.

CENTREX, INC.


By: ___________________________           By: _____________________________
Gifford Mabie, Chairman                   James W. Puryear
8908 South Yale, Suite 409                2403 Franklin Lane
Tulsa, Oklahoma 74137-3545                Murfreesboro, Tennessee
Phone: (918) 492-0167                     Phone: (615) 848-1768
Fax: (918) 492-2560


                                        3

                                                  Sequentially numbered page 143